Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-1

(Form Type)

Quanergy Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, $0.0001 par value per share	457(c)	128,397,923	$ 1.85(2)	$ 236,894,167.94	$0.0000927	$21,960.09

	Total Offering Amounts					$ 236,894,167.94		$21,960.09

	Total Fees Previously Paid					236,894,167.94		21,960.09

	Total Fee Offsets					-		-

	Net Fee Due					-		-

(1)

Includes 3,397,923 shares of common stock that may be issued upon the exercise of outstanding warrants and 125,000,000 that may be issued pursuant to the Share Purchase Agreement, dated December 12, 2021, that the Registrant entered into with GEM Yield Bahamas Ltd. and GEM Global Yield LLC SCS. In the event of a stock split, stock dividend or other similar transaction involving the registrant’s common stock, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416(a) under the Securities Act.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock on April 1, 2022, as reported on the New York Stock Exchange.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A

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